Exhibit 10.1

April 21, 2005

BURLINGTON NORTHERN SANTA FE

2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Article I

Purpose and Effective Date

1.01	The purpose of this 2005 Deferred Compensation Plan for Non-Employee Directors (the “Plan”) is to attract and retain highly qualified individuals to serve as members of the Company’s Board of Directors (the “Board”). The Effective Date of the Plan is April 21, 2005.

Article II

Administration

2.01	The Plan shall be administered by the Directors and Corporate Governance Committee of the Board (the “Committee”). The Committee shall interpret the Plan, prescribe, amend and rescind the rules relating to it from time to time as it deems proper and in the best interests of the Company, and to take any other action necessary for the administration of the Plan. Any decision or interpretation adopted by the Committee shall be final and conclusive and shall be binding upon all Participants.

Article III

Participation

3.01	Participation in the Plan is voluntary. Any member of the Board who is not an employee of the Company or any of its subsidiaries (a “non-employee director”) shall be eligible to participate in the Plan beginning 30 days after becoming a non-employee director, subject to the terms of the Plan.

3.02	A non-employee director shall become a “Participant” in the Plan by electing to defer payment of all or a portion of his Compensation pursuant to the terms of a “Deferral Election.” A director’s Deferral Election shall be subject to the following:

(a)	An individual who, prior to the beginning of any calendar year, is a non-employee director shall be eligible to file a Deferral Election with respect to his Compensation earned for the following calendar year. Except as otherwise provided in this Section 3.02, a Deferral Election with respect to Compensation earned for a calendar year shall be filed during such period before the first day of that year as may be established by the Committee.

(b)	Notwithstanding the provisions of paragraph (a) above, for the first calendar year in which an individual is a non-employee director, the director may file the Deferral Election not later than 60 days after the individual becomes a non- employee director. A Deferral Election made under this paragraph (b) shall not apply to amounts earned for services rendered prior to the 30th day after the individual becomes a non-employee director, and shall not apply to amounts earned for services rendered prior to the date the election is filed.

3.03	For calendar year 2005, an individual who is a non-employee director on the Effective Date may file a Deferral Election not later than 30 days after the Effective Date, and such election shall not apply to amounts earned for services rendered prior to the date the election is filed.

3.04	Subject to Section 3.05, a non-employee director’s Deferral Election applicable to Compensation amounts earned in any calendar year shall apply to Compensation earned in each subsequent calendar year while the individual is a non-employee director. However, a non-employee director, in accordance with paragraph 3.02(a), may modify or cancel a Deferral Election, or file a new Deferral Election, with respect to Compensation earned in any future year.

3.05	Subject to the terms of the Plan, the Participant shall specify, as part of his initial Deferral Election, and in accordance with Article IV, the time and form of distribution of the amounts deferred under the Plan, including amounts deferred with respect to Compensation earned in all years after the election is filed. Except as otherwise permitted under §409A of the Internal Revenue Code (the “Code”), and notwithstanding the provisions of Section 3.04, the election as to the time and form of payment shall be irrevocable.

Article IV

Compensation

4.01	Each Participant may elect to have all or a specified percentage of his Compensation deferred pursuant to Article III until he ceases to be a director.

4.02	“Compensation” shall mean the annual retainer and meeting fees for Board and Board Committee meetings. Annual retainer fees which are paid in quarterly installments shall be treated as earned on a pro rata basis over the course of the calendar quarter for which they are paid.

4.03	The Company shall establish a memorandum account for each Participant who has elected to defer a portion of his Compensation for any year and shall credit such account for Compensation on the date payment would otherwise have been made.

4.04	Interest on investment returns shall be reflected to each member’s account at the end of each quarter and such other periods as may be determined by the Committee. The rate of return shall be based upon the investment option selected and the return on such investment option. Such investment options shall be established by the Board with such terms and conditions as they may deem appropriate.

4.05	Distribution of a Participant’s memorandum account shall be as follows:

(a)	in a lump sum in cash in January of the year following the year in which the Participant ceases to be a director; or

(b)	if irrevocably elected by the Participant at the time of the initial Deferral Election described in Section 3.02 or 3.03, in a number of equal annual installments, not to exceed ten, commencing in January of the year following the year in which the Participant ceases to be a director.

However, except as otherwise permitted under Code §409A, a Participant shall not be entitled to payment in accordance with this Section 4.05 until he has incurred a separation from service as that term is defined under Code §409A, and to the extent that he is treated as a key employee for purposes of such §409A, shall not receive distribution of benefits until six months after a separation from service to the extent required by such §409A.

4.06	Interest shall accrue on the outstanding memorandum account balance to the date of distribution.

4.07	If a Participant dies prior to payment of all amounts due under the Plan, the balance of the amount due shall be payable to the Participant’s Beneficiary in a lump sum as soon as practicable in January of the year following the year in which the Participant died. Beneficiary shall mean any individual, trust or other recipient named by a Participant to receive amounts due hereunder upon his death. Subject to the discretion of the Committee, a Participant may designate the Beneficiary to receive any amounts due hereunder in the event of the Participant’s death, and to change any such designation. Each such designation of a Beneficiary shall be evidenced by a written instrument filed with the Committee and signed by the Participant. A Beneficiary designation may be revoked or amended only by the completion of a new Beneficiary designation instrument, provided, however, that if a Participant’s spouse is named as such Participant’s Beneficiary, and the Participant and such spouse are subsequently divorced, then the designation of the spouse made prior to the divorce shall be null and void. In order to designate a former spouse as a Beneficiary, a new Beneficiary designation instrument must be completed. If no Beneficiary designation is on file with the Committee at the time of the death of a Participant, or if for any reason such designation is defective, then the Participant’s estate shall be deemed to be the Beneficiary.

4.08	The Committee shall distribute periodic earnings reports to the Participants under the Plan.

Article V

General Provisions

5.01	The deferred compensation to be paid to the Participants pursuant to this Plan is an unfunded obligation of the Company. Nothing herein contained shall require the Company to segregate any monies from its general funds, or to create any trusts, or to make any special deposits with respect to this obligation. Title to and beneficial ownership of any funds invested or reinvested, including the income or profits therefrom, which the Company may make to fulfill its obligations under this Plan shall at all times remain in the Company. A Participant’s right to receive the payment of any deferred compensation may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent or distribution.

5.02	The Board may from time to time amend, suspend or terminate the Plan, in whole or in part, and if the Plan is suspended or terminated, the Board may reinstate any or all of its provisions. Notwithstanding the preceding sentence, an amendment or termination of the Plan may accelerate payment of Plan benefits only to the extent permitted under Code §409A.